SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 17, 2022

MERITOR, INC.
(Exact Name of Registrant as Specified in its Charter)

Indiana	1-15983	38-3354643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2135 West Maple Road, Troy, Michigan	48084-7186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(248) 435-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐
If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $1 Par Value	MTOR	New York Stock Exchange

Item 8.01.    Other Events.

As previously announced, on February 21, 2022, Meritor, Inc., an Indiana corporation (the “Company”), Cummins Inc., an Indiana corporation (“Parent”), and Rose NewCo Inc., an Indiana corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger Agreement, on April 18, 2022, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

As previously disclosed in the Proxy Statement, three lawsuits had been filed by purported Company stockholders and one demand letter had been sent to the Company in connection with the Merger. On March 22, 2022, a purported Company stockholder filed a lawsuit against the Company and the current members of the Company’s board of directors (the “Board”) alleging that the preliminary proxy statement contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned O’Dell v. Meritor, Inc., et al., No. 1:22-cv-02322, and is pending in the U.S. District Court for the Southern District of New York. On March 24, 2022, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Whitfield v. Meritor, Inc., et al., No. 1:22-cv-01636, and is pending in the U.S. District Court for the Eastern District of New York. In addition, on March 31, 2022, another lawsuit was filed against the same defendants, also asserting similar claims. The lawsuit is captioned Fitzurka v. Meritor, Inc., et al., No. 1:22-cv-01793, and is pending in the U.S. District Court for the Eastern District of New York. Also on March 31, 2022, counsel for Shiva Stein, a purported Company shareholder, sent a demand letter including similar allegations against the Company and the current members of the Board.

Following the filing of the Proxy Statement with the SEC, two additional lawsuits were filed and three additional demand letters were sent in connection with the Merger, asserting similar claims against the Company and the current members of the Board. The first lawsuit, filed on April 18, 2022, is captioned Justice, II v. Meritor, Inc., et al., No. 2:22-cv-01496, and is pending in the U.S. District Court for the Eastern District of Pennsylvania. The second lawsuit, filed on May 10, 2022, is captioned Coffman v. Meritor, Inc., et al., No. 1:22-cv-03797, and is pending in the U.S. District Court for the Southern District of New York. On May 12, 2022, counsel for Susan Finger and counsel for Richard Lawrence, both purported Company shareholders, and on May 16, 2022, counsel for John Jones, another alleged Company shareholder, each sent their own demand letter including similar allegations against the Company and the current members of the Board. If additional similar lawsuits or demand letters are filed or made, absent new or different allegations that are material, the Company will not necessarily publicly disclose them.

The complaints and demand letters generally allege that the proxy statement filed by the Company in connection with the Merger fails to disclose purportedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain of the Company’s financial projections, (ii) certain financial analyses of the Company’s financial advisor, (iii) the financial benefits to the Company’s executives and members of the Board from the Merger, and (iv) certain statements concerning the sale process. Plaintiffs generally seek, among other things, to enjoin the Company from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney’s fees.

The Company believes that the allegations in the complaints and demand letters are without merit and that no supplemental disclosures are required under applicable laws. However, to moot the unmeritorious disclosure claims, to avoid the risk of the actions described above delaying or adversely affecting the Merger, and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, the Company has determined to voluntarily make the following supplemental disclosures to the Proxy Statement as described in this Current Report on Form 8-K. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

Supplemental Disclosures

The following supplemental disclosures should be read in conjunction with the Proxy Statement, which in turn should be read in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. All page references are to pages in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

Amending and restating the first full paragraph on page 23 as follows:

In November 2020, as part of the Company’s planned succession planning processes, Meritor announced that Jay Craig, Chief Executive Officer and President of Meritor, would transition to the role of Executive Chairman of the Meritor Board on February 28, 2021, and that Chris Villavarayan, Executive Vice President and Chief Operating Officer, would succeed Mr. Craig as Chief Executive Officer and President at that time and would join the Meritor Board. Such transition occurred, with Mr. Villavarayan becoming Chief Executive Officer and joining the Meritor Board as a director. Meritor’s then-current independent Chairman, William R. Newlin, became lead independent director of the Meritor Board in March 2021 as part of this transition plan, and later resumed his position as Non-Executive Chairman in connection with Mr. Craig’s subsequent decision to step down and depart the Company after more than 15 years of service to Meritor. These matters were announced by Meritor on November 12, 2021, with Mr. Newlin’s election to Non-Executive Chairman becoming effective December 31, 2021.

Amending and restating the second full paragraph on page 23 as follows:

Separately, on November 12, 2021, Tom Linebarger, Chairman and Chief Executive Officer of Parent, contacted Mr. Craig to request a call, and on November 14, 2021, Tom Linebarger conveyed to Mr. Craig that Parent was interested in re-engaging in discussions to acquire Meritor. Mr. Craig indicated that he would apprise the Meritor Board, and would expect that any actual offer would need to be provided in writing for the Meritor Board to consider. The Meritor Board was then alerted of the development (and convened on November 18, 2021 regarding the foregoing), and the Company’s financial and legal advisors at J.P. Morgan and Wachtell Lipton were also apprised, with future meetings of the Meritor Board to be scheduled at which the Meritor Board would deliberate and receive the advice of J.P. Morgan and Wachtell Lipton, including in the event that Parent were to provide a specific proposal and indicative valuation that could warrant further investigation, potential negotiation and consideration.

Amending and restating the fourth full paragraph on page 23 as follows:

On November 18, 2021, Parent and Meritor entered into a confidentiality and standstill agreement (the “New Confidentiality Agreement”) with substantially similar terms as those of the Original Confidentiality Agreement, which the Meritor Board had determined as a next step at its November 18, 2021 meeting.

Amending and restating the sixth full paragraph on page 23 as follows:

On November 22, 2021, Meritor provided Parent with an advance copy of materials it planned to publicly disclose at its December 7, 2021 Strategy Day, pursuant to the New Confidentiality Agreement, and Parent confirmed who it had retained as its financial advisor for this matter (which was the same financial advisor that had been previously involved in advising Parent with respect to its interest in Meritor). On November 24, 2021, Parent’s financial advisor conveyed to Meritor’s financial advisor that a proposal would be forthcoming. Meritor then responded to certain follow-up questions from Parent on December 8, 2021.

Amending and restating the seventh full paragraph on page 23 as follows:

On December 14, 2021, Mr. Linebarger conveyed to Mr. Craig that Parent was interested in acquiring Meritor and sent a letter to Messrs. Villavarayan and Craig setting forth a non-binding proposal (the “December Proposal”) for Parent to acquire all of the outstanding common stock of Meritor for $33.50 per share in cash.  The December Proposal noted that the proposal would not be contingent on financing.  The December Proposal also indicated that Parent expected to be able to complete its due diligence of Meritor within a period of weeks.

Amending and restating the eighth full paragraph on page 23 as follows:

On December 20, 2021, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, the Meritor Board reviewed the December Proposal, discussed the foregoing interactions with Parent and Parent’s financial advisor and discussed and assessed the December Proposal, including in the context of financial analyses and alternatives presented by J.P. Morgan to the Meritor Board. A representative of Wachtell Lipton provided an overview of the Meritor Board’s fiduciary duties in the context of the consideration of a proposal to acquire Meritor. The Meritor Board discussed potential options and next steps, and directed Meritor to provide Parent with a short period of limited due diligence in order to seek an increase in the $33.50 per share offer price, which the Meritor Board believed undervalued Meritor, its prospects and its plans.

Amending and restating the first full paragraph on page 24 as follows:

On January 14, 2022, Mr. Linebarger submitted a letter to Messrs. Villavarayan and Newlin (who had by then succeeded Mr. Craig as Chairman of the Meritor Board) containing a non-binding proposal (the “First January Proposal”) for Parent to acquire all of the outstanding common stock of Meritor for $35.00 per share in cash. The First January Proposal noted the transaction would not be contingent on financing. The First January Proposal also indicated that Parent expected to be able to complete its remaining due diligence of Meritor within approximately three weeks.

Amending and restating the second full paragraph on page 24 as follows:

On January 18, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, representatives of J.P. Morgan described the due diligence process with Parent, as well as the financial terms of the First January Proposal and J.P. Morgan’s financial analysis of the proposed merger consideration set forth in the First January Proposal. A representative of Wachtell Lipton discussed legal matters, including an overview of the Meritor Board’s fiduciary duties in the context of the Meritor Board’s consideration of the First January Proposal. The Meritor Board discussed various options and next steps, and directed Meritor to provide Parent with additional due diligence information in order to seek an increase in the offer price, which the Meritor Board believed continued to undervalue Meritor, taking into account such factors as the Meritor Board deemed relevant, including Meritor’s business prospects and financial analysis provided by J.P. Morgan. The Meritor Board also considered whether to solicit indications of interest from other potential financial sponsors or strategic buyers and concluded, with the benefit of advice from J.P. Morgan and Wachtell Lipton, not to do so at this time, while reserving ultimate judgment on the matter, taking into account the risk of leaks, the damage and disruption to Meritor and its stakeholders, including employees and customer relationships, were a leak to occur in the absence of a definitive transaction announcement, the uncertainty as to whether alternative compelling third-party bids would emerge (and the Meritor Board’s believed low likelihood of such bids emerging) and the benefits from continuing to see if Parent could present a compelling proposal.

Amending and restating the fourth full paragraph on page 24 as follows:

After representatives of Parent indicated that Parent would be willing to consider a potential increase to the extent justified, Meritor provided Parent with additional financial and business due diligence information, and an additional meeting was held between senior management of Meritor and senior management of Parent, which facilitated productive discussions highlighting areas of additional value in the transaction that would justify Parent increasing its offer price.

Amending and restating the sixth full paragraph on page 24 as follows:

On January 27, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, representatives of J.P. Morgan described the interactions with Parent since the January 18, 2022 Meritor Board meeting and the financial terms of the Second January Proposal, as well as J.P. Morgan’s financial analysis of the proposed merger consideration set forth in the Second January Proposal. A representative of Wachtell Lipton discussed legal matters, including the Meritor Board’s fiduciary duties in the context of the Meritor Board’s consideration of the Second January Proposal. The Meritor Board next discussed the Second January Proposal, including in comparison to Meritor’s standalone prospects, as well as whether other potential bidders would be capable of and willing to offer a more attractive value than Parent’s $36.50 per share all-cash proposal. Meritor was not in receipt of acquisition proposals from any other third parties, and the Meritor Board determined not to solicit alternative third-party interest at this time due to, among other things, potential impact on Parent’s proposal and the risk of a leak, as well as the management’s assessment of the low likelihood of obtaining a superior offer for Meritor. After discussing the terms of the Second January Proposal and various options, the Meritor Board authorized management to continue to explore a transaction with Parent by moving forward with due diligence and negotiation of definitive documentation, without entering into an exclusivity agreement with Parent (including in order to preserve Meritor’s leverage), to enable the Meritor Board to have the opportunity to consider a complete proposal and forms of definitive agreements inclusive of all material terms, including those that would be customarily reflected in a fully negotiated merger agreement and address, among other things, certainty of closing, fiduciary flexibility, termination provisions and fees and interim operating restrictions and flexibility.

Amending and restating the fifth full paragraph on page 25 as follows:

Also on February 10, 2022, Messrs. Villavarayan and Linebarger, along with other members of management, discussed organizational matters, synergies and opportunities for the combined company, as well as certain key issues in the merger agreement, including with respect to provisions relating to certainty of closing, fiduciary flexibility and termination provisions and fees.

Amending and restating the second full paragraph on page 33 as follows:

J.P. Morgan calculated the present value of the future standalone unlevered after-tax free cash flows for the three fiscal quarters ending October 2, 2022 and for fiscal year 2023 through fiscal year 2025 based upon the Projections (the “DCF Projection Period”). J.P. Morgan also calculated a range of terminal values for Meritor by applying a range of perpetuity growth rates, as provided by management of Meritor, ranging from 1.0% to 2.0% of the unlevered free cash flows of Meritor during the final year of the DCF Projection Period. The unlevered free cash flows and the range of terminal values were then discounted from September 30 of each year to present values as of December 31, 2021 using a mid-year convention and a range of discount rates from 9.75% to 10.75%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for Meritor. As inputs to the weighted average cost of capital, J.P. Morgan took into account, among other things, risk-free rate, equity risk premium, levered beta, pre-tax cost of debt, post-tax cost of debt, and target debt to total capitalization ratio.

Amending and restating the third full paragraph on page 33 as follows:

In addition, as directed by management of Meritor, J.P. Morgan calculated the present value of certain tax credits expected to be utilized by Meritor through fiscal year 2029, which were discounted from September 30 of each year to present values as of December 31, 2021 using the same mid-year convention and a discount range of 9.75% to 10.75%. The total tax credit utilization amounts provided by management of Meritor were $28 million for the three fiscal quarters ending October 2, 2022, and $32 million, $28 million, $31 million, $29 million, $11 million, $15 million and $15 million, for each of fiscal years 2023 through 2029, respectively. The present values were then added together with the present values derived based on the unlevered free cash flows to derive a range of firm values for Meritor, which was then adjusted to take into account Meritor’s net debt, non-controlling interest and receivables factoring balance totaling $1,349 million in the aggregate as of December 31, 2021, and then divided by the number of fully diluted shares of Common Stock outstanding of approximately 73.05 million, as provided by Meritor management on February 20, 2022, to derive a range of implied equity values for Meritor.

Amending and restating the sixth full paragraph on page 33 as follows:

Analyst Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst price targets for the Common Stock available as of February 18, 2022 from FactSet Research Systems, equity research reports and Bloomberg, and noted that such price target range was $26.00 per share to $34.00 per share, and compared that price target range to (a) the closing price per share of Common Stock of $24.67 as of February 18, 2022, and (b) the proposed Merger Consideration of $36.50 per share of Common Stock.

Amending and restating the third full paragraph on page 34 as follows:

J.P. Morgan received a fee from Meritor of $5.0 million for delivery of its opinion. Meritor has agreed to pay J.P. Morgan a transaction fee equal to 1.0% of the Merger Consideration upon the closing of the transaction, that is estimated, based on information available as of May 4, 2022, to be approximately $38 million, against which the opinion fee will be credited. In addition, Meritor has agreed to reimburse J.P. Morgan for its reasonable, documented and out-of-pocket expenses incurred in connection with its services, including the reasonable fees and disbursements of external counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Meritor and Parent for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on Parent’s credit facilities, which closed in August 2021, joint lead bookrunner on Meritor’s offerings of debt securities, which closed in June 2020 and November 2020, and joint lead active bookrunner on Parent’s offering of debt securities, which closed in August 2020. During the two year period preceding the delivery of its opinion ending on February 21, 2022, the aggregate fees recognized by J.P. Morgan from Meritor were approximately $2.0 million and from Parent were approximately $9.5 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Meritor or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Amending and restating the last paragraph on page 35 and the first full paragraph on page 36 as follows:

The following is a summary of the unaudited Meritor prospective financial information for the nine months ending October 2, 2022 and fiscal years 2022 through 2025 that was prepared by the Company’s management. The Projections were prepared by Meritor’s management in December 2021 and were provided to the Meritor Board in connection with its consideration and evaluation of a potential transaction with Parent. The Projections were also provided to J.P Morgan in connection with its financial analysis and opinion, as discussed in the section entitled “- Opinion of Meritor’s Financial Advisor.” The Projections are based solely on the information available to Meritor’s management at those times, and do not give effect to the Merger. The summary of the Projections included in this proxy statement are presented to give Meritor shareholders access to the financial projections that were made available to the Meritor Board and J.P Morgan. Such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Meritor shareholder, to vote for the Merger Proposal, the Compensation Proposal or the Adjournment Proposal.

The following table presents a summary of the Projections, with dollars in millions:

	Nine months ending October 2, 2022	2022E	2023E	2024E	2025E
Revenue	$3,253	$4,237	$4,496	$4,580	$4,950
Adj. EBITDA(1)	$417	$530	$572	$594	$673
D&A	($79)	($104)	($108)	($113)	($118)
Adj. EBIT	$293	$368	$413	$426	$510
Taxes	($77)	($96)	($106)	($106)	($126)
Capex	$107	$125	$135	$137	$149
Unlevered free cash flow(2)	$412	$226	$188	$223	$219

Note:	Meritor’s fiscal year ends on the Sunday nearest to September 30.
(1)
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management.

(2)
Unlevered free cash flow was calculated as adjusted EBITDA (excluding pension and OPEB benefit) less taxes, non-cash earnings from joint ventures, capital expenditures, after-tax pension and OPEB contributions and cash restructuring expense, plus dividends from joint ventures, less/plus increase/(decrease) in net working capital and other items.

Cautionary Language Regarding Forward-Looking Statements
This communication contains statements relating to future results of the Company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as the Company’s industry, customers, operations, workforce, supply chains, distribution systems and demand for its products; reliance on major OEM customers and possible negative outcomes from contract negotiations with major customers, including failure to negotiate acceptable terms in contract renewal negotiations and the ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; the ability to successfully manage rapidly changing volumes in the commercial truck markets and work with customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, transportation and labor, and the ability to manage or recover such costs; technological changes in the Company’s industry as a result of the trends toward electrified drivetrains and the integration of advanced electronics and the impact on the demand for products and services; the ability to manage possible adverse effects on European markets or European operations, or financing arrangements related thereto in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to joint ventures; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; the demand for commercial and specialty vehicles for which products are supplied; whether liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of the Company, suppliers and customers, including potential disruptions in supply of parts to facilities or demand for products due to work stoppages; the financial condition of suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the Company’s debt; the ability to continue to comply with covenants in the Company’s financing agreements; the Company’s ability to access capital markets; credit ratings of the Company’s debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; rising costs of pension benefits; possible changes in accounting rules; the ongoing conflict between Russia and Ukraine; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the failure to obtain the Company Shareholder Approval, the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the Merger within the expected timeframes or at all; risks related to disruption of management’s attention from ongoing business operations due to the Merger; the effect of the announcement of the Merger on the ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom the Company does business, or on operating results and business generally; the ability to meet expectations regarding the timing and completion of the Merger; risks associated with transaction-related litigation; and the other risks listed from time to time in the Company’s filings with the SEC and other substantial costs, risks and uncertainties, including but not limited to those detailed in the Company’s Annual Report on Form 10-K for the year ended October 3, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2022, and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company does not undertake any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information About the Merger and Where to Find It
This communication relates to the Merger. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the Merger, the Company filed with the SEC the Proxy Statement on April 18, 2022. The Company commenced mailing the Proxy Statement and a proxy card to its shareholders on or about April 18, 2022. The Company has also filed and will file other relevant materials with the SEC in connection with the Merger. This communication is not a substitute for the Proxy Statement or any other document that the Company has filed or may file with the SEC or send to its shareholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders are able to obtain copies of the Proxy Statement and will be able to obtain other documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s investor relations website, https://investors.meritor.com/.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company Common Stock in respect of the Merger. Information about the directors and executive officers of the Company and their ownership of Company Common Stock is set forth in the definitive proxy statement for the Company’s 2022 Annual Meeting of Shareholders, which was filed with the SEC on December 17, 2021, or its Annual Report on Form 10-K for the year ended October 3, 2021, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and will be contained in other relevant materials to be filed with the SEC in respect of the Merger when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Scott M. Confer
Name:	Scott M. Confer
Title:	Vice President and Interim Corporate Secretary

Dated:  May 17, 2022